Exhibit 99.4

WAG!’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Legacy Wag!'s financial condition and results of operations together with our financial statements and related notes included elsewhere in this Form 8-K and CHW's final prospectus filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, on July 12, 2022 (the “Prospectus”). Some of the information contained in this discussion and analysis or set forth elsewhere in the Current Report on Form 8-K (the “Form 8-K”) or Prospectus, including information with respect to Legacy Wag!'s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, Legacy Wag!'s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.” References to “Wag!” throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations section refers to “Legacy Wag!”.

OVERVIEW

Our mission is to be the #1 partner to busy Pet Parents. We believe that being busy shouldn’t stop Pet Parents from owning or taking care of their pets. We are dedicated to building a future in which every pet has access to safe, high-quality care. Wag! exists to make pet ownership possible and to bring joy to pets and those who love them.

Wag! was founded in 2015 to solve the guilt and stress of owning a pet. There are over 90.5 million US households with a pet, and for many Pet Parents, leaving their pet alone creates stress and guilt, as the existing solutions are limited. We launched the Wag! platform to solve these problems because lonely pets deserve healthier and happier lives. Wag! enabled on-demand pet services, allowing us to provide a mobile first experience for 98% of Pet Parents on the app. With numerous on-demand or scheduled service options provided by Pet Caregivers to Pet Parents through the platform, we have created a trusted pet service platform for Pet Parents. This has led to 75% of Pet Parents not being physically at home while services are being delivered and high-frequency service utilization where Pet Parents use Wag! an average of four to five times a month. We have built a compelling and trusted consumer brand with a high level of customer engagement, effectively creating a solid platform to leverage as we rapidly expand our business to new product lines.

Our proprietary marketplace technology, which is available as a mobile app and website (“platform” or “marketplace”), enables independent Pet Caregivers to connect with Pet Parents. Through our cutting- edge technologies and multi-faceted platforms, Wag! connects Pet Parents with Pet Caregivers who provide excellent pet care services. Our marketplace enables Pet Parents to find a wide array of pet services provided by Pet Caregivers and third-party service partners, such as walking, pet sitting and boarding, advice from licensed pet experts, home visits, training services, and pet insurance comparison tools.

We are one of the largest, online marketplaces for pet care. Through June 2022, we have approved over 400,000 Pet Caregivers and there have been over 12.1 million services completed through the Wag! platform. With our leading scale, we can offer Pet Parents and Pet Caregivers the benefits of convenience, availability, and trust. Since the beginning of 2021, monthly revenue has generally been steadily increasing, leading to our highest monthly revenues in June 2022 since the Company was founded. From 2020 to the second quarter of 2022 Cohorts, Pet Parent activity for Pet Parents who joined the platform through June 2022 are significantly outperforming the 2017, 2018, and 2019 Cohorts on a year-to-date basis. We are still in the early stages of growth, but have made significant progress in extending the offerings and reach of our platform since our inception in 2015.

Principal Factors Affecting Our Results of Operations and Material Trends

Our results are impacted by the general economic environment, conditions and trends relating to pet ownership and demand for services, competition with other pet service providers, and other factors including promotions, seasonality, and the effectiveness of our marketing and advertising campaigns. The primary factors that impact our results and present significant opportunities, as well as pose risks and challenges, are described below. We believe that our performance and future success depend on the factors discussed below, those mentioned in the section titled “Risk Factors” and elsewhere in this document.

Investment in New Services

Founded in 2015, we were one of the first on-demand pet services platforms. Since then, we have remained committed to expanding our offerings and the reach of our platform. For example, in the past 24 months, we have launched new features in an effort to increase engagement by both Pet Parents and Pet Caregivers on our platform. For Pet Parents, we added direct booking, the ability to create preferred Pet Caregiver lists, in-home or in-app video dog training options, pet service requests for cats and other pets, insurance comparison from top pet insurance providers, browse and chat with Pet Caregivers before booking a request, browse through trusted caregivers, and the ability to pre-tip caregivers before the service. For Pet Caregivers, we added features to provide them with the opportunity to fulfill highest priority requests, the ability to set their own prices, the ability to expand their reach to new customers and grow their business with social media links to their profile and custom HTML Craigslist links, as well as the opportunity to access advice from seasoned veterans on the platform and tips to help them grow a successful pet care business. Since our inception in 2015, more than 12.1 million pet services have been completed through the Wag! platform to date.

In the first quarter of 2020, we also launched our Wag! Premium subscription service, a monthly or annual subscription that offers Pet Parents 10% off all services, including waived booking fees, free advice from pet experts, priority access to top-rated Pet Caregivers, and VIP pet support. Wag! Premium accounts for 50% of our monthly active users.

Investment in Innovation and Technology

The continued development of our platform capabilities and digital ecosystem requires substantial ongoing investment in resources and technology infrastructure, which can impact EBITDA. Our ability to continue to incorporate or develop innovative tools in line with our growth is crucial to ensuring the success of our strategy. As discussed above in “— Investment in New Services”, we are committed to innovating new products and features. In addition, we are continuously integrating and evaluating acquisitions to enhance our technology platforms and launch features that are most beneficial to Pet Caregivers, Pet Parents, and third-party service partners.

Investment in New Markets

We plan to invest in existing and new markets, as well as new offerings. We believe that we can further expand in existing markets, to new markets within North America, and internationally by carefully targeting locations with a high expected demand for pet services. We believe there is an opportunity to expand our services outside of our existing geographic locations into other countries and regions where there is an attractive spend per pet to address. As we invest in new markets and create new offerings, we may increase our marketing strategies in a manner that could extend our marketing payback target in order to accelerate growth in each new market.

Pet Ownership Trends

The COVID-19 pandemic has impacted demand for pet care and has had a significant impact on Pet Parent and Pet Caregiver behavior. Beginning in the first quarter of 2020, many Pet Parents experienced travel restrictions, shelter-in-place orders, and work from home requirements. Accordingly, at the start of the COVID-19 pandemic in March 2020, our revenue declined significantly, since many Pet Parents were home with their pets and did not require additional pet services. The services that we offer through our platform were also limited due to full and partial lockdowns.

However, since the start of the COVID-19 pandemic, approximately 23 million pets were adopted by U.S. households through May 2021. According to the American Pet Products Association (APPA), 70% of U.S. households own a pet, which equates to 90.5 million homes. We are focused on taking advantage of this significant opportunity to expand the base of Pet Parents using the Wag! platform given the increased size of the market in which we operate. We believe that the high volume of new Pet Parents, as well as return to office policies, may continue to have a positive effect on the number of bookings for pet services, and other pet related services over the longer term.

Pet Parent Preferences and Demand

As 95% of the U.S. population has access to the Wag! platform through an iPhone or Android device, our objective for long-term sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to our platform and to successfully convert them into repeat bookers. We attract Pet Parents to our platform through word-of-mouth and a variety of channels, such as social media, video, and other online and offline channels.

Our proprietary on-demand platform allows Pet Parents to easily and conveniently find top rated Pet Caregivers to serve their pet service needs either on-demand or scheduled at their convenience. Our primary mobile app allows Pet Parents to access Pet Caregivers from anywhere, at any time. With 75% of Pet Parents not physically at home when their pet service is being performed, our platform allows Pet Caregivers and Pet Parents to avoid in-person contact if necessary or preferred by the Pet Parent. We believe this positions us well for ongoing growth as our platform allows both Pet Parents and Pet Caregivers the ability to mitigate COVID-19 related concerns.

Pet Caregiver Preferences and Demand

We attract Pet Caregivers to the platform primarily based on viral and word-of-mouth marketing strategies. We have industry-leading Net Promoter Scores for Pet Caregivers, which average between 45 to 55 as of the third quarter of 2021. Being a Pet Caregiver allows dog lovers to spend time with dogs and other animals, enabling them to lead a healthy lifestyle by getting exercise through dog walking while simultaneously participating in an activity that delights them.

To serve Pet Parents in any given market, a critical density of caregivers must be present so that Pet Parents have options and availability for on-demand services. During certain peak periods, such as holidays, we have observed high Pet Parent demand that has resulted in Pet Caregiver constraints in some markets. Our platform provides a technology feature that allows Pet Caregivers to set their own prices, encouraging Pet Caregivers to be more engaged during peak periods.

Effects of the COVID-19 Pandemic

In addition to the foregoing factors, our results in 2020 were significantly impacted by the COVID-19 pandemic and the resulting measures undertaken by federal, state, and municipal governments. The COVID-19 pandemic has been a highly disruptive economic and societal event that initially negatively impacted demand for pet care due to shelter-in-place orders, travel restrictions, and work-from-home requirements implemented in March 2020. As a result, our monthly revenue in 2020 decreased approximately 80% compared to pre-COVID revenue. However, the re-opening of the economy, despite the continuation of the pandemic and the emergence of new variants, has resulted in a meaningful recovery of revenue in 2021 relative to 2020. Uncertainties in the global economy may adversely impact our operations, brand partners, customers, and other business partners, which may impact future revenue, and require other changes to our operations.

Effectiveness of our word-of-mouth, marketing and advertising activities

Our objective for long-term, sustained growth is to create a platform that results in existing Pet Parents becoming repeat bookers, together with attracting new Pet Parents to the platform and converting them into repeat bookers, thus generating a lifetime of bookings from the Pet Parent. We attract Pet Parents and Pet Caregivers to the platform through word-of-mouth and a variety of other channels, such as social media, video, and other online and offline channels. The easy to use and convenient platform organically drives word-of-mouth marketing and references amongst Pet Parent. Additionally, our brand awareness advertising activities, including social media and television advertisements, allow us to reach new Pet Parents and Pet Caregivers.

When assessing the efficiency and effectiveness of our marketing spend, we monitor, amongst other things, new sign ups and first-time booking activity on the platform.

Our ability to attract Pet Parents to the platform is very efficient as we benefit from the network effects associated with our platform.

Seasonality

Wag! experiences seasonality in the booking volume, which Wag! expects to continue and may become more substantial. Historically, Wag! has experienced lower walking service requests on the platform during holidays periods, offset by higher sitting and boarding requests during these periods.

Business Combination with CHW

On February 2, 2022, Wag!, CHW and the CHW Merger Sub, Inc. (“Merger Sub”) entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, at the Closing, Merger Sub was merged with and into Wag!, with Wag! continuing as the surviving corporation following the Merger, being a wholly owned subsidiary of CHW and the separate corporate existence of Merger Sub ceased. Upon the completion of the Business Combination, Wag! became the successor registrant with the SEC, meaning that Wag!’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Business Combination Agreement is CHW, for financial accounting and reporting purposes under U.S. GAAP, Wag! is the accounting acquirer and the Merger is accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined company represent the continuation of the financial statements of Wag! in many respects. Under this method of accounting, CHW is treated as the “acquired” company for financial reporting purposes. For accounting purposes, Wag! is deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Wag! (i.e., a capital transaction involving the issuance of stock by CHW for the stock of Wag!).

Upon the Closing of the Business Combination and the PIPE and Backstop Investment, the most significant change in our future reported financial position and results of operations was an increase in cash (as compared to our balance sheet at June 30, 2022) including $29.3 million of which $23.9 million is held in escrow, $5.0 million in gross proceeds from the PIPE and Backstop Investment by the PIPE and Backstop Investor, and loan proceeds of $29.4 million. Total direct and incremental transaction costs of CHW and Wag! are estimated at approximately $13.3 million, substantially all of which will be offset to additional-paid-in-capital as costs related to the reverse recapitalization.

As a result of the Business Combination, Wag! is the successor to an SEC registrant and is listed on the Nasdaq, which will require Wag! to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Components of Our Results of Operations

The following is a summary of the principal line items comprising our operating results.

Revenue

We provide an online marketplace that enables Pet Parents to connect with Pet Caregivers for various pet services. We recognize revenue in accordance with ASC 606, Revenue from Contracts with its Customers from four distinct streams: (1) service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent, (2) subscription and other fees paid by Pet Parents for Wag! Premium, (3) joining fees paid by Pet Caregivers to join and be listed on the platform, and (4) wellness revenue through affiliate fees paid by third-party service partners based on ‘revenue-per-action’ or conversion activity. For some of the Company’s arrangements with third-party service providers, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.

Cost of Revenue, Excluding Depreciation and Amortization

Cost of revenue consists of costs directly related to revenue generating transactions, which, primarily includes fees paid to payment processors for payment processing fees, hosting and platform-related infrastructure costs, third-party costs for background checks for Pet Caregivers, and other costs arising as a result of revenue transactions that take place on our platform, excluding depreciation and amortization.

Platform Operations and Support

Platform operations and support expenses include personnel-related compensation costs of technology and operations teams, and third-party operations support costs.

Sales and Marketing

Sales and marketing expenses include personnel-related compensation costs of the marketing team, advertising expenses, and Pet Parent incentives. Sales and marketing expenses are expensed as incurred.

General and Administrative

General and administrative expense includes personnel-related compensation costs for employees on corporate functions, such as management, accounting, and legal as well as insurance and other expenses used to run the business, together with outside party service costs of related items such as auditors and lawyers.

Depreciation and Amortization

Depreciation and amortization expenses primarily consist of depreciation and amortization expenses associated with our property and equipment. Amortization includes expenses associated with our capitalized software and website development.

Interest Income

Interest income consists primarily of interest earned on our cash, cash equivalents, and short-term investments.

Key Performance Indicators (“KPIs”) and Non-GAAP Measures

We regularly review several metrics, including the following key performance indicators, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures and the comparable GAAP measure is net income (loss). Please refer to the “— Non-GAAP Measures” section below for further discussion with respect to how we define these measures, as well as for reconciliations to the most comparable U.S. GAAP measures. Adjusted EBITDA provides a basis for comparison of our business operations between current, past, and future periods by excluding items from net income (loss) that we do not believe are indicative of our core operating performance. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and may not be comparable to similarly titled amounts used by other companies or persons, because they may not calculate these non-GAAP measures in the same manner.

Bookings

We define Bookings as the total dollar value of transactions booked via the platform for pet services and wellness services, in each case without any adjustment for discounts and refunds, Pet Caregiver earnings, and Pet Parent incentives. Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.

We define Take Rate as revenue as percentage of Gross Bookings. Take Rate is an indication of marketplace economics, and is impacted by product offerings with different margin structures.We use take rate to identify key revenue drivers in our marketplace.

Our gross bookings in the three and six months ended June 30, 2022 were $39.5 million and $22.0 million, compared to $17.1 million and $9.8 million for the three and six months ended June 30, 2021. The increases in the periods ended in 2022 are largely attributable to the recovery from the impact of the COVID-19 pandemic.

The following tables present our key performance indicators for the periods presented (in thousands except Adjusted EBITDA %).

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except percentages)	2022	2021	2022	2021
U.S. GAAP Measures:
Revenue	$12,784	$3,567	$22,450	$6,156
Net loss	$(1,090)	$(2,434)	$(3,440)	$(5,141)
Net loss %	(8.5)%	(68.2)%	(15.3)%	(83.5)%
Net cash flows used in operating activities	$(3,109)	$(5,099)	$(4,146)	$(7,423)
Key Performance Indicators:
Adjusted EBITDA	$(875)	$(2,305)	$(2,987)	$(4,891)
Adjusted EBITDA %	(6.8)%	(64.6)%	(13.3)%	(79.5)%
Bookings	$21,977	$9,803	$39,476	$17,076
Take Rate	58.2%	36.4%	56.9%	36.1%

Adjusted EBITDA and Adjusted EBITDA Margin

In addition to revenue and net loss, which are measures presented in accordance with U.S. GAAP, management believes that Adjusted EBITDA and Adjusted EBITDA Margin provide relevant and useful information that is widely used by analysts, investors, and competitors in our industry to assess performance. We define Adjusted EBITDA as net income (loss), adjusted for interest expense, depreciation and amortization, share-based compensation, income taxes, as well as other items to be consistent with definitions typically used by lenders, including transaction costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. However, you should be aware that when evaluating Adjusted EBITDA and Adjusted EBITDA Margin, Wag! may incur future expenses similar to those excluded when calculating these measures. Wag!’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. Wag! compensates for these limitations by relying primarily on its U.S. GAAP results and using Adjusted EBITDA and Adjusted EBITDA Margin on a supplemental basis. Wag!’s computation of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA Margin below and not rely on any single financial measure to evaluate Wag!’s business.

Adjusted EBITDA and Adjusted EBITDA Margin are useful to an investor in evaluating our performance because these measures:

•	are widely used by analysts, investors, and competitors to measure a company’s operating performance
•	are used by our lenders and/or prospective lenders to measure our performance; and
•	are used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

The reconciliations of net loss, which is the most comparable U.S. GAAP measure, to non-GAAP Adjusted EBITDA for the three and six months ended June 31, 2022 and 2021 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except percentages)	2022	2021	2022	2021
Revenue	$12,784	$3,567	$22,450	$6,156
Adjusted EBITDA reconciliation:
Net loss	(1,090)	(2,434)	(3,440)	(5,141)
Add (deduct):
Interest expense (income)	17	9	49	14
Depreciation and amortization	145	55	297	110
Share based compensation	40	61	94	122
Tax (benefit) expense	13	4	13	4
Adjusted EBITDA	$(875)	$(2,305)	$(2,987)	$(4,891)

Comparison of the Three and Six Months ended June 30, 2022 and 2021

The following table sets forth our unaudited condensed consolidated operations data for the three and six months ended June 30, 2022 and 2021. The information has been prepared on the same basis as our unaudited consolidated financial statements, included elsewhere in this proxy statement/prospectus, and includes, in our opinion, all adjustments, necessary to state fairly our results of operations for these periods.

This data should be read in conjunction with our audited consolidated statements of operations for the years ended December 31, 2021 and 2020 and our unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2022 and 2021, included elsewhere in this proxy statement/ prospectus. These results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

	Three Months Ended June 30,				Six Months Ended June 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
($ in thousands, except percentages)
Revenue	$12,784	$3,567	$9,217	258%	$22,450	$6,156	$16,294	265%
Costs and expenses:
Cost of revenue, excluding depreciation and amortization	1,200	675	525	78%	2,006	1,073	933	87%
Platform operations and support	2,817	2,690	127	5%	5,394	5,260	134	3%
Sales and marketing	7,284	1,235	6,049	490%	13,366	1,840	11,526	626%
General and administrative	2,398	1,333	1,065	80%	4,765	2,996	1,769	59%
Depreciation and amortization	145	55	90	164%	297	110	187	170%
Total costs and expenses	13,844	5,988	7,856	131%	25,828	11,279	14,549	129%
Interest (expense) income, net	(17)	(9)	(8)	89%	(49)	(14)	(35)	250%
Loss before income taxes	(1,077)	(2,430)	1,353	(56)%	(3,427)	(5,137)	1,710	(33)%
Income tax benefit (expense)	(13)	(4)	(9)	225%	(13)	(4)	(9)	225%
Net loss	$(1,090)	$(2,434)	$1,344	(55)%	$(3,440)	$(5,141)	$1,701	(33)%

Revenue

Revenue increased by $9.2 million, or 256%, from $3.6 million in the three months ended June 30, 2021 to $12.8 million for the three months ended June 30, 2022. The increase was primarily attributable to a $7.1 million increase in wellness revenue which was part of the Wag! wellness program launched in August 2021. The increase also includes a $2.1 million increase in service revenue due, in part, to an increase in service fees stemming from increased Pet Parents engagement of Pet Caregivers to provide pet care services as a result of increased return-to-office and travel trends.

Revenue increased by $16.3 million, or 263%, from $6.2 million in the six months ended June 30, 2021 to $22.5 million for the six months ended June 30, 2022. The increase was primarily attributable to a $12.3 million increase in wellness revenue which was not present in the 2021 period. The increase also includes a $4.0 million increase in service revenue due to an increase in service fees stemming from increased Pet Parents engagement of Pet Caregivers to provide pet care services as a result of increased return-to-office and travel trends. 1.

Cost of Revenue, Excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization, increased by $0.5 million, or 78%, from $0.7 million in the three months ended June 30, 2021 to $1.2 million for the three months ended June 30, 2022. The increase was primarily attributable to a $0.3 million increase in background check costs driven by an increase in new Pet Caregivers and a $0.2 million increase in payment processing fees driven by higher transaction volume.

Cost of revenue, excluding depreciation and amortization, increased by $0.9 million, or 82%, from $1.1 million in the six months ended June 30, 2021 to $2.0 million for the six months ended June 30, 2022. The increase was primarily attributable to a $0.5 million increase in background check costs driven by an increase in new Pet Caregivers and a $0.4 million increase in payment processing fees driven by higher transaction volume.

Platform Operations and Support

Platform operations and support expenses increased by $0.1 million, or 4%, from $2.7 million in the three months ended June 30, 2021 to $2.8 million for the three months ended June 30, 2022. The increase was primarily attributable to a $0.3 million increase in employee personnel costs related to our expansion initiatives in the operations and technology areas, offset by a decrease of $0.1 million in technology and operations costs as well as a decrease of $0.1 million in professional service costs arising from system and process optimization.

Platform operations and support expenses increased by $0.1 million, or 2%, from $5.3 million in the six months ended June 30, 2021 to $5.4 million for the six months ended June 30, 2022. The increase was primarily attributable to a $0.5 million increase in personnel-related compensation costs for our technology and operations teams, partially offset by a decrease of $0.1 million in facilities and operations and technology costs as well as a decrease of $0.3 million in professional service costs.

Sales and Marketing

Sales and marketing expenses increased by $6.1 million, or 508%, from $1.2 million in the three months ended June 30, 2021 to $7.3 million for the three months ended June 30, 2022. The increase was primarily attributable to a $4.5 million increase in advertising expenses as we invest in brand awareness. Additionally, there was a $1.5 million increase in personnel-related compensation costs for our marketing team, consultants, and advertising agency costs.

Sales and marketing expenses increased by $11.6 million, or 644%, from $1.8 million in the six months ended June 30, 2021 to $13.4 million for the six months ended June 30, 2022. The increase was primarily attributable to a $8.7 million increase in advertising expenses as we invest in brand awareness, a $2.9 million increase in personnel-related compensation costs for our marketing team, consultants, and advertising agency costs.

General and Administrative

General and administrative expenses increased by $1.1 million, or 85%, from $1.3 million in the three months ended June 30, 2021 to $2.4 million for the three months ended June 30, 2022. The increase was primarily attributable to the preparation of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of the Nasdaq, as well as increased legal, audit and consulting fees..

General and administrative expenses increased by $1.8 million, or 60%, from $3.0 million in the six months ended June 30, 2021 to $4.8 million for the three months ended June 30, 2022. The increase was primarily attributable to the preparation of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and the listing standards of the Nasdaq, as well as increased legal, audit and consulting fees.

Depreciation and Amortization

Depreciation and amortization expenses increased from $55 thousand in the three months ended June 30, 2021 to $145 thousand for the three months ended June 30, 2022. The increase of $90 thousand, or 164%, was primarily attributable to amortization expense arising from the acquisition of CPI in August 2021, partially offset by reduced property and equipment as a result of decreased leased office space with depreciating leasehold improvements.

Depreciation and amortization expenses increased from $110 thousand in the six months ended June 30, 2021 to $297 thousand for the six months ended June 30, 2022. The increase of $187 thousand, or 170%, was primarily attributable to amortization expense arising from the acquisition of CPI, partially offset by reduced property and equipment as a result of decreased leased office space with depreciating leasehold improvements.

Interest Income, net

Interest expense, net increased from $9 thousand in the three months ended June 30, 2021 to $17 thousand for the three months ended June 30, 2022. The increase was primarily attributable to accretion expense related to deferred purchase consideration in connection with the acquisition of CPI.

Interest expense, net increased from $14 thousand in the six months ended June 30, 2021 to $49 thousand for the six months ended June 30, 2022. The increase was primarily attributable to accretion expense related to deferred purchase consideration in connection with the acquisition of CPI.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, and in line with our growth strategy, we have incurred operating losses and negative cash operating cash flows and have financed our operations through the sale of equity securities. For the six months ended June 30, 2022 and 2021, and for the years ended December 31, 2021, and 2020, we had a net loss of $3.4 million, $5.1 million, $6.3 million, $18.8 million, respectively. We expect that operating losses and negative operating cash flows could continue into the foreseeable future as we continue to invest in growing our business. Based upon our current operating plans and accounting for the proceeds from the Business Combination, including the Series P Investment, PIPE and Backstop Investment and Debt Financing, we believe that cash and equivalents and short-term investments will be sufficient to fund our operations for at least the next 12 months from the date of this proxy statement/prospectus. However, these forecasts involve risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources earlier than we expect.

Our future capital requirements and the adequacy of available funds will depend on many factors, including, but not limited to, our ability to grow our revenue and the impact of the COVID-19 pandemic and other factors described in the section titled “Risk Factors”. We may seek additional equity or debt financing. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition, and results of operations could be adversely affected.

On February 2, 2022, we entered into the Business Combination Agreement, which was completed on August 9, 2022. Immediately following the closing of the business combination, our name was changed to Wag! Group Co. and our common stock and warrants to purchase common stock became traded on Nasdaq under the symbols “PET” and “PETWW”, respectively.

On January 28, 2022, in connection with the Business Combination Agreement, Wag! entered into the Series P Subscription Agreements, pursuant to which Wag! has agreed to sell 1,100,000 Series P Shares to certain investors in a private placement at a price of $10.00 per share.

For more information on the Business Combination Agreement, see “— The Business Combination Agreement.”

Cash Flows

The following table summarizes our cash flows for the periods indicated.

	Six Months Ended June 30,
($ in thousands)	2022	2021
Net cash flows used in operating activities . . . . . . . . . . . . . . . . . . . . . . . . . .	$(4,146)	$(7,423)
Net cash flows (used in) provided by investing activities . . . . . . . . . . . . . . . . .	(4,580)	6,050
Net cash flows provided by financing activities . . . . . . . . . . . . . . . . . . . . . . .	8,536	—
Net increase (decrease) in cash and cash equivalents . . . . . . . . . . . . . . . . . . . .	$190	$(1,373)

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 was $4.1 million, a decrease of $3.3 million from $7.4 million for the six months ended June 30, 2021. The decrease was primarily due to a $1.9 million decrease in net loss, excluding the impact of depreciation and stock-based compensation, and other non-cash items, and a $1.4 million net cash increase in Wag!’s operating assets and liabilities, which was primarily attributable due to a $1.7 million increase in accounts receivable, and current and other assets, offset by a reduction of $3.1 million in accounts payable, accrued expenses and other liabilities and other non- current liabilities. .

Investing Activities

The Company’s investments are classified as available for sale and we invest in a diversified portfolio of investments, primarily short-term U.S. government and agency securities, money market funds, commercial paper, and corporate bonds. In addition, we limit the concentration of our investment in any particular security.

Net cash used in investing activities for the six months ended June 30, 2022 was $4.6 million, an increase of $10.6 million from $6 million provided for the six months ended June 30, 2021. The increase was primarily due to $15.8 million less of proceeds received from the sale of investments, offset by $5.5 million of reduced purchases of investments.

Financing Activities

Net cash from financing activities for the six months ended June 30, 2022 was $8.5 million of cash proceeds in financing activities compared to $0 of net cash proceeds in financing activities for the six months ended June 30, 2021. The increase of $8.5 million was primarily due to proceeds received from the Preferred Series P issuance, net of issuance costs and deferred offering costs.

Debt

PPP Loan

In August 2020, the Company received loan proceeds of approximately $5.1 million from a financial institution pursuant to the Paycheck Protection Program (the “PPP Loan”) as administered by the U.S. Small Business Administration (the “SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its then-current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, was dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its adherence to the forgiveness criteria.

In August 2021, the Company applied for forgiveness of $3.5 million of the PPP Loan, and in September 2021, the SBA approved the Company’s loan forgiveness application in the amount of $3.5 million. The term of the PPP Loan is five years with a maturity date of August 2025 and contains a fixed annual interest rate of 1.00%. Principal and interest payments began in November 2021.

We do not have any off-balance sheet arrangements, as defined by applicable rules and regulations of the SEC, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In doing so, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.

We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this proxy statement/prospectus. For additional information on our critical and other significant accounting policies, see “Components of Results of Operations.”

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with its Customers. Through its Services offerings, the Company principally generates service revenue from service fees charged to Pet Caregivers for use of the platform to discover pet service opportunities and to successfully complete a pet care service to a Pet Parent. The Company also generates revenue from subscription fees paid by Pet Parents for Wag! Premium, and fees paid by Pet Caregivers to join the platform. Additionally, through its wellness offerings, the Company generates revenue through commission fees paid by third-party service partners in the form of ‘revenue-per-action’ or conversion activity defined in our agreements with the third-party service partner. For some of the Company’s arrangements with third-party service partners, the transaction price is considered variable and an estimate of the transaction price is recorded when the action occurs. The estimated transaction price used in the variable consideration is based on historical data with the respective third-party service partner and the consideration is measured and settled monthly.

We enter into terms of service with Pet Caregivers and Pet Parents to use the platform (“Terms of Service Agreements”), as well as an Independent Contractor Agreement (“ICA”) with Pet Caregivers (the ICA, together with the Terms of Service Agreements, the “Agreements”). The Agreements govern the fees we charge the Pet Caregivers for each transaction. Upon acceptance of a transaction, Pet Caregivers agree to perform the services that are requested by a Pet Parent. The acceptance of a transaction request combined with the Agreements establishes enforceable rights and obligations for each transaction. A contract exists between us and the Pet Caregivers after both the Pet Caregiver and Pet Parent accept a transaction request and the Pet Caregiver’s ability to cancel the transaction lapses. For Wag! wellness revenue, the Company enters into agreements with third party service partners which define the action by a Pet Parent that results in the Company earning and receiving a commission fee from the third-party service partner.

Our service obligations are performed and revenue is recognized for fees earned from Pet Caregivers related to the facilitation and completion of a pet service transaction between the Pet Parent and the Pet Caregiver through the use of our platform. Revenue generated from Wag! Premium subscription is recognized on a ratable basis over the contractual period, which is generally one month to one year depending on the type of subscription purchased by the Pet Parent. Unused subscription amounts are recorded as gift card and subscription liabilities on the balance sheet. Revenue related to the fees paid by the Pet Caregiver to join the platform is recognized upon processing the applications. Wag! wellness revenue performance obligation is completed, and revenue is recognized when a Pet Parent completes an action or conversion activity.

Principal vs. Agent Considerations

Judgment is required in determining whether we are the principal or agent in transactions with Pet Caregivers and Pet Parents. We evaluate the presentation of revenue on a gross or net basis based on whether we control the service provided to the Pet Parent as the principal (i.e. “gross”), or whether we arrange for other parties to provide the service to the Pet Parent as an agent (i.e. “net”). This determination also impacts the presentation of incentives provided to both Pet Caregivers and Pet Parents, as well as discounts and promotions offered to Pet Parents to the extent they are not customers.

Our role in a transaction on the platform is to facilitate Pet Caregivers finding, applying for, and completing a successful pet care service for a Pet Parent. We concluded that we are the agent in transactions with Pet Caregivers and Pet Parents because, among other factors, our role is to facilitate pet service opportunities to Pet Caregivers and we are not responsible for nor do we control the delivery of pet services provided by the Pet Caregiver to the Pet Parent.

Gift Cards

We sell gift cards that can be redeemed by Pet Parents through the platform. Proceeds from the sale of gift cards are deferred and recorded as contract liabilities in gift card and subscription liabilities on the balance sheets until Pet Parents use the card to place orders on its platform. When gift cards are redeemed, revenue is recognized on a net basis as the difference between the amounts collected from the purchaser less amounts remitted to PCGs. Unused gift cards are recorded as gift card and subscription liabilities on the Company’s consolidated balance sheet.

Incentives

We offer discounts and promotions to encourage use of our platform. These are offered in various forms of discounts and promotions and include:

•	Targeted Pet Parent discounts and promotions: These discounts and promotions are offered to a limited number of Pet Parents in a specific market to acquire, re-engage, or generally increase Pet Parents’ use of the platform, and are akin to a coupon. We record the cost of these discounts and promotions as sales and marketing expenses at the time they are redeemed by the Pet Parent.

•	Market-wide promotions: These promotions are pricing actions in the form of discounts that reduce the price Pet Parents pay Pet Caregivers for services. These promotions result in a lower fee earned by us from the Pet Caregiver. Accordingly, we record the cost of these promotions as a reduction of revenue at the time the service is completed. Discounts on services offered through our subscription program are also recorded as a reduction of revenue.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to the valuation of intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, not to exceed one year from the date of acquisition, the Company may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Stock-Based Compensation

The Company has an equity incentive plan under which it grants equity awards, including stock options. The Company determines compensation expense associated with stock options based on the estimated grant date fair value method using the Black-Scholes valuation model. The Black-Scholes model considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include per share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield.

For all stock options granted, the Company calculates the expected term using the simplified method as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term, and the options have characteristics of “plain-vanilla” options. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the stock-based award. The Company’s common stock is not publicly traded, and therefore, the Company uses the historical volatility of the stock price of similar publicly traded peer companies. The Company utilizes a dividend yield of zero, as it has no history or plan of declaring dividends on its common stock. The Company generally recognizes compensation expense using a straight-line amortization method over the respective service period for awards that are ultimately expected to vest.

Income Taxes

The Company accounts for income taxes using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the financial or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting basis and the tax basis of assets and liabilities result in a deferred tax asset, the Company evaluates the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that either some portion or the entire deferred tax asset will not be realized. The Company records a valuation allowance to reduce the deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. We regularly review the deferred tax assets for recoverability based on historical taxable income or loss, projected future taxable income or loss, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed.

The Company recognizes a tax benefit from uncertain tax positions only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ administrative practices and precedents. The tax benefits recognized from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon settlement.

New Accounting Pronouncements

See “Note 2 — Summary of Significant Accounting Policies” in the notes to the unaudited condensed consolidated financial statements included elsewhere in this Report.